Exhibit 5

Troutman Pepper Locke LLP Union Trust Building, 501 Grant Street, Suite 300 Pittsburgh, PA 15219-4429 troutman.com

April 16, 2025

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), and a related prospectus included in the Registration Statement (the “Prospectus”), on April 16, 2025. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an aggregate of 652,439 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 315,188 shares of Common Stock (the “Series A-5 Warrant Shares”) issuable upon exercise by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of Series A-5 warrants (the “Series A-5 Warrants”), (ii) 315,188 shares of Common Stock (the “Series A-6 Warrant Shares”) issuable upon exercise by the Selling Stockholders of Series A-6 warrants (the “Series A-6 Warrants”), and (iii) 22,063 shares of Common Stock (the “Placement Agent Shares” and together with the Series A-5 Warrant Shares and Series A-6 Warrant Shares, the “Warrant Shares”) that are issuable to certain Selling Stockholders upon the exercise of certain Placement Agent Warrants (the “Placement Agent Warrants,” and together with the Series A-5 Warrants and the Series A-6 Warrants, the “Warrants”). The Series A-5 Warrants and Series A-6 Warrants were issued by the Company pursuant to a securities purchase agreement (the “SPA”) entered into by and among the Company and the Selling Stockholders on March 30, 2025. The Placement Agent Warrants were issued by the Company in connection with the SPA pursuant to an engagement letter agreement, as amended (as amended, the “Engagement Agreement”), entered into between the Company and H.C. Wainwright & Co., LLC.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-3 and Item 601(a) and (b)(5)(i) of Regulation S-K.

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of (i) the Registration Statement, (ii) the Company’s Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended and/or restated to date, (iii) the SPA, (iv) the Engagement Agreement and (v) such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, including electronic signatures, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company may cause the exercise of the Warrants for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise prices of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Troutman Pepper Locke LLP Union Trust Building, 501 Grant Street, Suite 300 Pittsburgh, PA 15219-4429 troutman.com

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We are opining as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Regarding our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the SPA, the Engagement Agreement and the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the SPA, the Engagement Agreement and the Warrants. We also express no opinion as to compliance with any federal securities laws.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

(1) The Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) The Warrant Shares, when issued by the Company against payment therefore in accordance with the terms of the Warrants, the SPA and the Engagement Agreement, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP